EXHIBIT 19.1

Emerald Holding, Inc. Securities Trading Policy

(Effective October 30, 2024)

A.
Policy – Illegal Insider Trading

This Securities Trading Policy (this “Policy”) applies to Emerald Holding, Inc. and all of its subsidiaries and controlled affiliates and their respective directors, officers, employees and consultants (collectively, the “Company”). Individuals subject to this Policy are responsible for ensuring that members of their households also comply with this Policy. This Policy also applies to any entities controlled by individuals subject to this Policy, including any corporations, partnerships or trusts, and transactions by such entities should be treated for purposes of this Policy and applicable securities laws as if they were for the individual’s own account. The Company is committed to preventing illegal insider trading by any Company personnel.

Illegal insider trading involves the fraudulent purchase or sale of securities of publicly-traded companies while aware of material nonpublic information relating to those companies. The practice of “tipping”  improperly passing material nonpublic information on to others or recommending to anyone the purchase or sale of any securities on the basis of material nonpublic information  is also prohibited.

This Policy establishes two principal standards.

First, you may not trade Company securities while you are aware of any material nonpublic information relating to the Company.

Information is “material” if a reasonable investor would consider the information to be important in making an investment decision or to have altered the “total mix” of information available. This includes a range of subjects, including, but not limited to:

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the Company’s current or expected operating performance or consolidated financial results;
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pending or proposed acquisitions or strategic transactions;
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significant financing transactions;
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the loss or gain of a significant exhibitor or customer;
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actual or potential changes in management or the board of directors;
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the Company’s growth strategy;
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new service or product offerings; and
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any Company data or timelines that have not been publicly disclosed.

Any information that could be expected to affect the Company’s stock price, whether positive or negative, should be considered “material.”

Information is “nonpublic” unless it has been broadly disseminated in the marketplace, such as through a Company press release, filing with the U.S. Securities and Exchange Commission (the “SEC”), previously-announced Company earnings call or another method intended to achieve broad distribution.

For the avoidance of doubt, if you are aware of material nonpublic information when you cease to be a director, officer, employee or consultant of the Company subject to this Policy, you may not trade in Company securities until that information has become public or is no longer material.

Second, you may not communicate material nonpublic information regarding the Company to someone who uses that information to purchase or sell the Company’s securities.

You may be at risk even if you have no involvement in making the trading decision and do not share in the proceeds of that trading. Exercise particular care to avoid communicating material nonpublic information to family or friends. If they execute trades in Company securities that appear to be well-timed, your communications with them could come under scrutiny.

This Policy applies to trading of any Company securities. For purposes of this Policy, “trading” includes: (i) buying or selling securities (long or short); (ii) writing options (puts or calls); (iii) pledging securities; (iv) exercising options or converting convertible securities; (v) making an election to purchase or transfer under any employee stock purchase plan or dividend reinvestment plan; (vi) charitable donations and other gifts of Company securities; or (vii) deciding to invest in or divest of Company securities in a 401(k) plan, IRA or other retirement accounts, if available. Securities of the Company include common stock, preferred stock, restricted stock, share units, options, warrants, convertible debentures, derivative securities (whether or not the Company issues the derivative securities) such as publicly-traded options, including puts and calls, and debt securities.

This Policy also precludes you from trading in the securities of another company, including those with which the Company does business such as a customer or supplier of the Company, if you, in the course of working for the Company, have learned of material nonpublic information about that other company, until the information becomes public or is no longer material.

B.
Directors, Executive Officers and Certain Designated Persons

Directors, Executive Officers and certain Designated Persons of the Company are subject to additional requirements because their roles at the Company expose them regularly to sensitive Company information. This Policy sets additional safeguards for trading in Company securities by these individuals.

For purposes of this Policy, “Executive Officers” include senior executives that are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended.

For purposes of this Policy, “Designated Persons” include Company employees who have regular access to material nonpublic information regarding the Company. This group includes employees who regularly receive or assist in the preparation of consolidated financial results, drafts of quarterly or annual earnings releases and liquidity or internal forecasts.

C.
Preclearance of Trades / Trading Windows

Directors, Executive Officers and Designated Persons are required to preclear any trading in Company securities with the General Counsel’s office, even during an “open” trading window. A request for preclearance should be submitted to the General Counsel’s office at least two (2) business days in advance of the proposed transaction. Once preclearance is granted, you must complete the precleared transaction within two (2) business days of the date of approval or such later date as set forth in the approval.

Preclearance of securities trades is most likely to be granted during the Company’s quarterly trading window. For purposes of this Policy, the term “trading window” includes: (i) the period beginning one (1) business day after the Company’s release of quarterly results and concluding on the last business day on or before the 15th calendar day of the third (3rd) month of the fiscal quarter; and (ii) the period beginning one (1) business day after the Company’s release of annual results and concluding on the last business day of the third (3rd) month of the fiscal quarter. In certain circumstances (such as the Company’s active consideration of a material transaction), the trading window will not be opened and securities trades will not be precleared. When a securities trade is not precleared, this information, as well as the underlying material nonpublic information, must be kept confidential.

If the requestor is a Director or Executive Officer of the Company, the requestor should also indicate whether he or she has effected any “opposite-way” transactions (i.e., a sale if the requestor is considering a purchase and a purchase if the requestor is considering a sale) within the past six (6) months, and should be prepared to timely report his or her transactions in Company securities to the SEC on a Form 4 or Form 5. The requestor should also be prepared to comply with SEC Rule 144 and file Form 144, if necessary, at the time of any sale.

D.
Certain Transactions

Because the Company believes it is inappropriate for Directors and Executive Officers to engage in short-term or speculative transactions involving Company securities, it is the Company’s policy that Directors and Executive Officers shall not engage in any of the following activities with respect to Company securities:

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short sales;
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transactions in put options, call options or other derivative securities related to Company securities, on an exchange or in any other organized market;
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hedging or monetization transactions related to Company securities, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds; and
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holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan.
E.
Trading Plans

The Company permits 10b5-1 trading plans, which enable Directors, Executive Officers and other employees to provide instructions to trade securities on specific terms at a later date. You may wish to implement a trading plan complying with SEC Rule 10b5-1, which if properly done, provides an affirmative defense against insider trading liability. If, among other things, the plan is adopted during an open trading window and while you are not aware of material nonpublic information, the affirmative defense is designed to help protect you from insider trading violations even if you later become aware of material nonpublic information prior to the execution of trades under the 10b5-1 trading plan. Trades by Directors, Executive Officers and other employees of the Company under a 10b5-1 trading plan will be exempt from this Policy only if such plan is reviewed and precleared in advance by the General Counsel’s office.

F.
Transactions with the Company

This Policy does not apply in the case of the following transactions, except as specifically noted:

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Stock Option Exercises. This Policy does not apply to the exercise of an employee or director stock option acquired pursuant to the Company’s equity incentive plans, or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.
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Restricted Stock Awards. This Policy does not apply to the vesting of restricted stock or restricted stock units, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. The Policy does apply, however, to any market sale of restricted stock.
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Other Similar Transactions. Any other purchase of Company securities from the Company or sales of Company securities to the Company are not subject to this Policy.
G.
Transactions by the Company

The Company will not engage in transactions in Company securities, except in compliance with applicable securities laws.

H.
Administration of the Policy

Illegal insider trading or tipping violations can expose the individuals involved to serious sanctions in a government proceeding. Moreover, an individual’s failure to comply with this Policy may subject the individual to Company-imposed sanctions, including termination of employment, whether or not the employee’s failure to comply results in a violation of law.

The General Counsel (or another employee designated by the General Counsel) shall administer this Policy and any questions about this Policy, including whether certain information may be material or has been made public, should be directed to the General Counsel. All determinations and interpretations by the General Counsel or the General Counsel’s designee shall be final.

If you violate this Policy or any federal or state laws governing insider trading or know of any such violation of this Policy, you should report the violation immediately to the General Counsel.